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                                                                     EXHIBIT 4.3

                           ASSET ACQUISITION AGREEMENT

                          DATED AS OF OCTOBER 17, 2000

                                     BETWEEN

                       NYLIFE HEALTHCARE MANAGEMENT, INC.,

                             EXPRESS SCRIPTS, INC.,

                                   NYLIFE LLC,

                                       AND

                         NEW YORK LIFE INSURANCE COMPANY
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                           ASSET ACQUISITION AGREEMENT

         ASSET ACQUISITION AGREEMENT (this "AGREEMENT"), dated as of October 17, 2000, by and among NYLIFE HEALTHCARE MANAGEMENT, INC., a Delaware corporation ("NYLIFE"), EXPRESS SCRIPTS, INC., a Delaware corporation ("ESI"), NYLIFE LLC, a Delaware limited liability company, and NEW YORK LIFE INSURANCE COMPANY, a mutual insurance company organized under the laws of the State of New York ("NYL") (NYL, NYLIFE and NYLIFE LLC are collectively referred to herein as the "NYLIFE COMPANIES"). Each of the NYLIFE Companies and ESI may be referred to herein as a "PARTY" and any of such entities may be referred to herein as the "PARTIES."


                                    RECITALS

         ESI desires to acquire and accept, and NYLIFE desires to grant and transfer, the Acquired Assets (as hereinafter defined) in a transaction qualifying as a "reorganization" under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                          DEFINITIONS AND OTHER MATTERS

1.1      CERTAIN DEFINITIONS

         "ACQUIRED ASSETS" shall mean 15,020,000 shares of Class B common stock, $.01 par value per share of ESI, which constitutes all or substantially all of the assets of NYLIFE.

         "ACQUISITION CONSIDERATION" shall have the meaning ascribed to such term in Section 2.2 to this Agreement.

         "AGREEMENT" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "CLASS A COMMON STOCK" shall have the meaning ascribed to such term in
Section 2.2 of this Agreement.

         "CLOSING" shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

         "CLOSING DATE" shall have the meaning ascribed to such term in Section
3.1 of this Agreement.
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         "CLOSING NOTICE" shall have the meaning ascribed to such term in
Section 3.1 of this Agreement.

         "CONSENT" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person or Governmental Authority.

         "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "ESI" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "EXCLUDED LIABILITIES" shall mean (i) any Tax liability relating to, pertaining to, imposed on or arising out of either NYLIFE or the Acquired Assets with respect to any period (or portion thereof) ending on or prior to the Closing Date, (ii) any Taxes of any member of any affiliated, consolidated, combined or unitary group of which NYLIFE was, at any time, a member incurred by ESI or any of its affiliates under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise, and (iii) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which NYLIFE was obligated, or was a party, on or prior to the Closing Date.

         "GOVERNMENTAL AUTHORITY" shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "LIEN" shall mean any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership filed with any Governmental Authority, claim, charge, equities, mortgage, pledge, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal, right of first offer, statutory or contractual preemptive right or any comparable interest or right created by or arising under any Legal Requirement, of any nature whatsoever.

         "NYL" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.


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         "NYLIFE" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "NYLIFE COMPANIES" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "PERSON" shall mean any natural person, company, corporation, limited liability company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization.

         "RECEIPT" shall mean a Receipt, dated the Closing Date, executed by each of ESI and NYLIFE, in substantially the form attached as Exhibit A hereto.

         "RELATED AGREEMENTS" shall mean the Receipt and any other agreements, instruments or certificates delivered hereunder or in connection with the transactions contemplated hereby.

         "STOCKHOLDER AGREEMENT" shall mean the Stockholder and Registration Rights Agreement, dated as of October 6, 2000, between ESI and New York Life Insurance Company, as amended from time to time.

         "TAX" OR "TAXES" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additional to tax or additional amounts imposed by any Governmental Authority, domestic or foreign.

         "TAX RETURN" shall mean any return, report, or statement required to be filed with any Governmental Authority with respect to Taxes.



                                   ARTICLE II

                              ACQUISITION OF ASSETS

2.1      ACQUISITION OF ASSETS

         Upon the terms and subject to the conditions set forth herein, in exchange for the Acquisition Consideration, NYLIFE agrees to grant, convey, assign, transfer and deliver to ESI on the Closing Date, and ESI agrees to acquire and accept from NYLIFE on the Closing Date, all right, title and interest of NYLIFE in, to and under the Acquired Assets. For the avoidance of doubt, it is also agreed that NYLIFE LLC will retain, and ESI shall not assume, the Excluded Liabilities.


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2.2      PAYMENT OF ACQUISITION CONSIDERATION

         The acquisition consideration for the Acquired Assets is 15,020,000 shares of the Class A common stock, $.01 par value per share ("CLASS A COMMON STOCK"), of ESI (the "ACQUISITION CONSIDERATION"). The Acquisition Consideration shall be issued to NYLIFE in one or more stock certificates at the Closing.

                                   ARTICLE III

                                     CLOSING

3.1      CLOSING

         Subject to the satisfaction of the conditions set forth in Article V, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 at 9:00 a.m. (New York time) (or such other place and time as may be specified by NYLIFE) on the date (the "CLOSING DATE") specified in a written notice (the "CLOSING NOTICE") delivered by NYLIFE to ESI at the facsimile number specified on the signature page hereto which Closing Date may be the date of the Closing Notice.

3.2      DELIVERY OBLIGATIONS OF NYLIFE

         At the Closing, NYLIFE shall deliver to ESI: (i) the Acquired Assets, duly endorsed in blank, in form satisfactory to ESI and with all required stock transfer tax stamps attached or, if applicable, an affidavit of indemnity and loss relating to the Acquired Assets; and (ii) the Receipt, executed by a duly authorized officer on behalf of NYLIFE.

3.3      DELIVERY OBLIGATIONS OF ESI

         At the Closing, ESI shall deliver to NYLIFE: (i) stock certificate(s) representing the Acquisition Consideration registered in the name of NYLIFE; and
(ii) the Receipt, executed by a duly authorized officer on behalf of ESI.

3.4      AMENDMENT OF STOCKHOLDER AGREEMENT AND RELATED MATTERS

         Automatically, effective at the Closing, New York Life Insurance Company and the Company hereby amend the Stockholder Agreement as follows: (i) to delete Section 2.3 thereof in its entirety; (ii) to amend and restate the third and fourth paragraphs under the caption "RECITALS" of the Stockholders Agreement to read in their entirety as follows:

                  "The Company, at the request of Parent, intends to prepare and file with the SEC (as defined below) a registration statement relating to the public offering (the "Stock Offering") of up to 6,900,000 shares of Class A Common Stock, to be acquired by the Stockholder in accordance with


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                  the terms of the Asset Acquisition Agreement, dated as of
                  October 17, 2000 (the "Asset Purchase Agreement"), among NYLIFE HealthCare Management, Inc., NYLIFE LLC, the Company and Parent).

                  Parent intends to prepare and file, or cause to be prepared and filed, with the SEC a registration statement relating to the public offering (the "Trust Offering") by the Express Scripts Automatic Exchange Security Trust (the "Trust") of securities which may be exchanged by the Trust for, among other things, cash or shares of Class A Common Stock."

; (iii) to amend the fifth paragraph under the caption "RECITALS" of the Stockholder Agreement by adding words "the Retained Stock (as defined below)" immediately following the word "own" and deleting the remainder of such paragraph; (iv) to amend and restate the definition of "Retained Stock" in
Section 1.1 of the Stockholder Agreement to read in its entirety as follows:

                  "Retained Stock" means the shares of Class A Common Stock included in the Acquisition Consideration (as defined in the Asset Purchase Agreement) other than the Trust Stock and the shares of Class A Common Stock sold by the Parent Group in the Stock Offering, plus (from and after the date of the termination of the Trust) the shares of Trust Stock in excess of the number of shares of Trust Stock necessary to settle the Parent Group's delivery obligations pursuant to the purchase agreement entered into in connection with the Trust Offering (whether or not the Trust Stock is used to settle such obligations); provided that any such excess shares of Trust Stock are released from the collateral arrangements entered into by Parent or any other member of the Parent Group in connection with the Trust Offering. References herein to numbers of shares of Retained Stock shall be appropriately adjusted to give effect to any stock split, reverse stock split, stock dividend or similar recapitalization event, and any merger, consolidation, exchange or other similar reorganization or business combination involving the Company occurring after the Closing."

; (v) to amend and restate the definition of "Trust Stock" in Section 1.1 of the Stockholder Agreement to read in its entirety as follows:

                  "Trust Stock" means the maximum number of shares of Class A Common Stock deliverable by the Parent Group pursuant to the securities sold by the Trust in the Trust Offering."

; and (vi) to amend clause (iii) of Section 2.2(a) of the Stockholder Agreement to delete the reference to "clause (ii)" and replace it with "clauses (ii) and
(iii)."


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                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1      REPRESENTATIONS AND WARRANTIES OF NYLIFE

         The NYLIFE Companies hereby, jointly and severally, represent, warrant and covenant to ESI, with respect to the transactions contemplated herein that:

         (a)      Organization and Authority of the NYLIFE Companies.

                  (i) NYLIFE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement and the Related Agreements to which it is a party and the transactions herein and therein contemplated.

                  (ii) NYLIFE LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the Related Agreements to which it is a party and the transactions herein and therein contemplated.

                  (iii) NYL is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite [mutual insurance company] power and authority to enter into and perform its obligations under this Agreement and the Related Agreements to which it is a party and the transactions herein and therein contemplated.

         (b) Authorization of Agreement. The execution, delivery and performance by each of the NYLIFE Companies of this Agreement and the Related Agreements to which it is a party have been duly authorized by all requisite corporate, limited liability company or mutual insurance company action, as the case may be. This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by each of the NYLIFE Companies and constitute legal, valid and binding obligations of each of the NYLIFE Companies enforceable against each of the NYLIFE Companies in accordance with their respective terms, except as may be limited by bankruptcy or similar laws affecting creditors' rights generally and general principles of equity.

         (c) No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by each of the NYLIFE Companies do not violate, breach, conflict with, contravene or cause a default under: (i) the respective organization document of the NYLIFE Companies;
(ii) any Contract to which any of the NYLIFE Companies is a party or by which it or its property or any of the Acquired Assets is bound; or (iii) any judicial, administrative or regulatory order, judgment or decree or arbitration award to which any of the NYLIFE Companies is a party or by which it or its property or


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any of the Acquired Assets is bound. No Consent from any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any of the NYLIFE Companies of this Agreement or the Related Agreements to which it is a party.

         (d) No Liens. Upon the consummation of the transactions contemplated by this Agreement and the Related Agreements, ESI shall acquire good and valid title to all of the Acquired Assets, free and clear of all Liens.

         (e) No Brokers. Neither of the NYLIFE Companies has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

         (f) Acquired Assets. The Acquired Assets are the only shares of Class B common stock, $.01 par value per share, of ESI held by the NYLIFE Companies and any other direct or indirect subsidiary of NYL.

         (g) No Other Representations and Warranties. Except as set forth in this Article III, neither of the NYLIFE Companies makes representations or warranties whether express or implied.

4.2      REPRESENTATIONS AND WARRANTIES OF ESI

         ESI hereby represents, warrants and covenants to the NYLIFE Companies, with respect to the transactions contemplated herein that:

         (a) Organization and Authority of ESI. ESI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement and the Related Agreements to which it is a party and the transactions herein and therein contemplated.

         (b) Authorization of Agreement. The execution, delivery and performance by ESI of this Agreement and the Related Agreements to which it is a party have been duly authorized by all requisite corporate action. This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by ESI and constitute legal, valid and binding obligations of ESI enforceable against ESI in accordance with their respective terms, except as may be limited by bankruptcy or similar laws affecting creditors' rights generally and general principles of equity.

         (c) No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by ESI do not violate, breach, conflict with, contravene or cause a default under: (i) the certificate of incorporation or bylaws of ESI; (ii) any Contract to which ESI is a party or by which it or its property is bound; or (iii) any judicial, administrative or regulatory order, judgment or decree or arbitration award to which ESI is a party or by which it or its property is bound. No Consent of any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by ESI of this Agreement or the Related Agreements.


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         (d) Acquisition Consideration. When issued at the Closing, the shares of Class A Common Stock comprising the Acquisition Consideration will be duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, and the issuance of such shares will not be subject to any preemptive or similar rights. At the Closing, the Acquisition Consideration will be acquired by NYLIFE free and clear of any Liens.

         (e) No Brokers. ESI has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

         (f) No Other Representations and Warranties. Except as set forth in this Article IV, ESI makes no representations or warranties whether express or implied.

4.3      TAX COVENANT

         NYLIFE and ESI agree that this transaction, coupled with a subsequent liquidation of NYLIFE, is intended to qualify as a "reorganization" under
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and that neither of them will take any action that would prevent the transaction from so qualifying or file any Tax Return that reports this transaction as other than such a "reorganization", unless otherwise required by applicable law. None of ESI (or any related party to ESI) have any plan or arrangement to acquire all or any part of the Acquisition Consideration, other than purchases in the open market pursuant to a stock repurchase plan of ESI which was announced before the date of this Agreement.

4.4      NASDAQ LISTING

         ESI agrees to take all actions required to cause the shares included in the Acquisition Consideration to have been approved for inclusion in the Nasdaq National Market on the Closing Date; provided that any such actions shall be at the sole cost and expense of NYL (other than as contemplated by the Stockholder Agreement).

                                    ARTICLE V

                               CLOSING CONDITIONS

5.1      CONDITION TO THE OBLIGATIONS OF NYLIFE

         The obligations of NYLIFE to consummate the transactions contemplated by this Agreement are subject to the receipt of a certificate duly executed by an authorized officer of ESI certifying that the representations and warranties of ESI under this Agreement are true and correct in all material respects as of the Closing Date or waiver of this condition by NYLIFE.


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5.2      CONDITION TO THE OBLIGATIONS OF ESI

         The obligations of ESI to consummate the transactions contemplated by this Agreement are subject to the receipt of a certificate duly executed by an authorized officer of NYLIFE certifying that the representations and warranties of NYLIFE under this Agreement are true and correct in all material respects as of the Closing Date or waiver of this condition by ESI.

5.3      GENERAL

         NYLIFE and ESI agree to deliver the certificates referred to in Sections 5.1 and 5.2 at the Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1      TAX INDEMNIFICATION OF ESI

         (a) NYL and NYLIFE LLC jointly and severally covenant and agree to be responsible for, defend, indemnify and hold harmless ESI from and against, and to pay, (i) any Tax imposed on or with respect to ESI attributable to, arising from or relating to the transactions contemplated by Article II of this Agreement and (ii) attributable to, arising from or relating to the Excluded Liabilities. If the payment of indemnification under this Section 6.1 ("INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below) to ESI, the indemnity payment shall be reduced by the amount of the Tax Benefit available to ESI. The net amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 6.1 shall be increased to take account of any net Tax cost incurred by ESI arising from the receipt of indemnity payments hereunder. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to ESI, ESI shall refund to NYL or NYLIFE LLC, as appropriate, the amount of such Tax Benefit when, as and if actually realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this
Section 6.1, a "TAX BENEFIT" means an amount by which the Tax liability of ESI is actually reduced plus any related interest received from the relevant Governmental Authority. Where ESI has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized last after any other losses, deductions, credits or items are realized. For the purposes of this Section 6.1, a Tax Benefit is "currently realizable" to the extent that such Tax Benefit will be actually realized in the current taxable period or year or in any Tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax


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Benefit, the indemnifying party shall be liable to refund to ESI the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 6.1. The amount of the refunded reduction or payment shall be deemed a payment under this Section 6.1 of this Agreement and thus shall be paid subject to any applicable reductions under this
Section 6.1.

         (b) In the event that ESI receives a refund or credit of any Tax for which NYLIFE LLC or NYL has made a payment pursuant to Section 6.1(a), then ESI
(i) shall promptly pay to NYLIFE LLC or NYL the amount of such refund (including any interest received by ESI in respect of such refunded Tax), or (ii) shall pay to NYLIFE LLC or NYL the amount of such credit at such time as such credit actually reduces the Tax liability of ESI; provided, however, that ESI shall not be required to pay to NYLIFE LLC or NYL any refund or credit of Taxes that results from the carryback to any pre-Closing Date Tax period of any net operating loss, capital loss or tax credit attributable to ESI. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 6.1(b) is subsequently reduced or disallowed, NYLIFE LLC or NYL shall indemnify and hold harmless ESI for any Tax liability, including interest and penalties, assessed against ESI by reason of such reduction or disallowance.

6.2  TAX CONTESTS

         (a) If any claim for Tax is asserted by any Governmental Authority against ESI that, if successful, would result in an Indemnity Claim the parties hereto agree to abide by the following procedures in handling any such claim:

                  (i) Each party shall, upon receiving any notice of an assertion of a claim for Taxes that would result in an Indemnity Claim, notify the other party in writing of such assertion of a claim for Taxes within a reasonable period of time. In the event that notice of such claim is not given to NYLIFE LLC or NYL within a sufficient period of time or in reasonable detail to apprise NYLIFE LLC or NYL of the nature of the claim (in each instance taking into account the facts and circumstances with respect to such claim), NYLIFE LLC or NYL shall not be liable to ESI under
                           Section 6.1(a) for such claim to the extent, if any, that the rights of NYLIFE LLC or NYL with respect to such claim are actually materially prejudiced.

                  (ii) NYLIFE LLC or NYL shall control all proceedings taken in connection with contesting any such claim. ESI shall take such action in connection with contesting such claim as NYLIFE LLC or NYL shall reasonably request in writing from time to time; provided that
                           (A) within a reasonable period (or such earlier date that any payment of Taxes is due by ESI) after the notice described in Section 6.2(a)(i) has been delivered to NYLIFE LLC or NYL, NYLIFE LLC or NYL requests that such claim be contested; (B) NYLIFE LLC and/or NYL shall have agreed to pay on an after-Tax basis to ESI on demand all costs and expenses in connection with


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
                           contesting such claim (or appeal), including, without limitation, reasonable attorneys' and accountants' fees and disbursements; (C) if ESI is requested or shall determine to pay the Tax claimed and sue for a refund, NYLIFE LLC or NYL shall have advanced to ESI, on an interest-free basis (and at no additional tax cost to ESI), the amount of such claim; (D) ESI is allowed to participate in the contest of such claim to the extent that the resolution could have a material adverse effect on ESI, and (E) NYLIFE LLC or NYL shall not settle or compromise such Indemnity Claim without the prior written consent of ESI if the settlement or compromise would have a material adverse effect on ESI for a post-Closing period. In the case of any such claim referred to above, ESI shall give to NYLIFE LLC or NYL any information reasonably requested by NYLIFE LLC or NYL relating to such claim and otherwise shall cooperate with NYLIFE LLC or NYL in good faith in order to contest effectively any such claim.

         (b) If, after actual receipt by ESI of an amount advanced by NYLIFE LLC or NYL pursuant to clause C of Section 6.2(a)(ii), the extent of the liability of ESI with respect to the indemnified matter shall be established, ESI shall promptly pay to NYLIFE LLC or NYL all or the portion of any refund received by or credited to ESI with respect to the indemnified matter (together with any interest paid or credit thereon by the relevant Governmental Authority) reduced by any liability for Taxes incurred by ESI in respect of such payment.


                                   ARTICLE VII

                                   TERMINATION


7.1      TERMINATION OF AGREEMENT

         If the Closing shall not have occurred, this Agreement shall terminate either on (x) at 11:59 p.m. (New York Time) on December 31, 2000, or (y) such earlier date and time as NYLIFE may specify in a written notice delivered to ESI.


                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1      ENTIRE AGREEMENT; AMENDMENT


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         This Agreement (together with the Exhibits hereto and Related
Agreements) constitutes the entire agreement between the Parties with respect to the subject matter contained herein, supersedes all prior oral or written agreements, commitments or understandings between the Parties with respect thereto, and cannot be amended, supplemented or otherwise modified except in a writing executed by each of the Parties.

8.2      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.3      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4      SUCCESSORS AND ASSIGNS

         This Agreement is intended for the exclusive benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement shall be construed as granting any rights or benefits in or to any third party, and no person shall assert any rights as third-party beneficiary hereunder.

8.5      CAPTIONS

         The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

8.6      FURTHER ASSURANCES

         On or after the date hereof, NYLIFE and ESI hereby agree to promptly execute, acknowledge and deliver any other assurances, instruments, agreements, certificates or other documents and take any other action reasonably requested by the other party hereto to effect the transactions contemplated hereby.


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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers or other duly authorized representatives as of the date first above written.

                              EXPRESS SCRIPTS, INC.



                              By:      /s/ George Paz
                                       -----------------------------------------
                                       Name:  George Paz
                                       Title: Senior Vice President and Chief
                                              Financial Officer

                                       Facsimile No.:  314-702-7037
                                                       -------------------------

                              NYLIFE HEALTHCARE
                              MANAGEMENT, INC.


                              By:      /s/ Richard M. Kernan, Jr.
                                       -----------------------------------------
                                       Name:  Richard M. Kernan, Jr.
                                       Title: Senior Vice President

                              NYLIFE LLC



                              By:      /s/ Richard M. Kernan, Jr.
                                       -----------------------------------------
                                       Name:  Richard M. Kernan, Jr.
                                       Title: Chairman

                              NEW YORK LIFE INSURANCE COMPANY



                              By:      /s/ Richard M. Kernan, Jr.
                                       -----------------------------------------
                                       Name:  Richard M. Kernan, Jr.
                                       Title: Executive Vice President and
                                              Chief Investment Officer

                                                                       EXHIBIT A

                                 FORM OF RECEIPT



         Reference is hereby made to that certain Asset Acquisition Agreement (the "AGREEMENT"), dated as of the date hereof, between Express Scripts, Inc. ("ESI") NYLIFE HealthCare Management, Inc. ("NYLIFE"), NYLIFE LLC and New York Life Insurance Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

         ESI hereby acknowledges receipt, on the date hereof, of the Acquired Assets referenced in Section 2.1 of the Agreement.

         NYLIFE hereby acknowledges receipt from ESI of the Acquisition Consideration.

Date:    __________ __, 2000


                                 EXPRESS SCRIPTS, INC.



                                 By:      /s/ George Paz
                                          ------------------------------------
                                          Name:  George Paz
                                          Title: Senior vice President and
                                                 Chief Financial Officer

                                 NYLIFE HEALTHCARE
                                 MANAGEMENT, INC.



                                 By:      /s/ Richard M. Kernan, Jr.
                                          ------------------------------------
                                          Name:  Richard M. Kernan, Jr.
                                          Title: Senior Vice President